Exhibit 5.3

[LETTERHEAD OF LASHLY & BAER, P.C.]

March 19, 2010

LifeNet, Inc.
c/o Air Methods Corporation
7301 South Peoria
Englewood, CO  80112

Davis Graham & Stubbs LLP
550 Seventeenth Street, Suite 500
Denver, CO  80202

Re:	Air Methods Corporation (“Air Methods”)
Registration Statement on Form S-3
Relating to LifeNet, Inc. executing a Guaranty Agreement

Ladies and Gentlemen:

We have acted as local counsel to LifeNet, Inc., a Missouri corporation (the “Guarantor”), in connection with the registration by Air Methods and the Guarantors, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of an aggregate $200,000,000.00 principal amount of (i) senior and/or subordinate debt securities of Air Methods (together, the “Debt Securities”) (ii) shares of Air Methods common stock, par value $0.06 per share (the “Common Stock”), (iii) shares of Air Methods preferred stock, par value $1.00 per share (the “Preferred Stock”), (iv) warrants to purchase any of the Debt Securities, Common Stock or Preferred Stock (the “Warrants”), (v) guarantees of Debt Securities by the Guarantors (the “Guarantees”), (vi) rights to purchase Common Stock, Preferred Stock, and/or Debt Securities (the “Rights”), (vii) depositary shares (the “Depositary Shares”), and (viii) units consisting of two or more classes or series of securities (the “Units”).  The Debt Securities, Common Stock, Preferred Stock, Warrants, Guarantees, Rights, Depositary Shares, and Units are referred to collectively herein as the “Securities.”  Our opinion is limited to matters related to the Guarantor executing a Guaranty Agreement as collateral for the Debt Securities.

It is our understanding that the Debt Securities will be issued from time to time, either in whole or in part, under one or more indentures (each, an “Indenture”), each of which will be between Air Methods and a trustee to be named in a supplement to the prospectus (the “Prospectus”) included in the Registration Statement, and, if applicable, Guarantor as one or more of a group of guarantors with respect to such Debt Securities.  Any Guarantee of one or more series of Debt Securities will be issued pursuant to a supplement to the Indenture pursuant to which the corresponding Debt Securities are issued.

In addition, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, corporate resolutions, including but not limited to the Unanimous Written Consent of the Board of Directors of LifeNet, Inc. dated January 28, 2010, and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Guarantor deemed necessary, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We have assumed for purposes of this opinion (i) the corporate power, authority, and legal right of the trustees under the Indentures, to execute, deliver and perform their obligations under the Indenture, as applicable, that the performance of such obligations by any such trustee will not violate its charter or by-laws, or applicable organizational documents, and that the trustee has the legal ability to exercise their purported powers in the State of Colorado, (ii) that the Indentures will have been duly authorized, executed and delivered by the trustee, at the time of issuance of the Debt Securities, as applicable; and (iii) the issuance and sale by Air Methods of the Debt Securities and the execution of all documents necessary to issue and sell the same will have been duly and validly authorized by all necessary corporate action of Air Methods.

The opinions herein are limited to matters governed by the laws of the State of Missouri.  Except as expressly stated above, we express no opinion with respect to any other law of any other jurisdiction.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that Guarantor has authority to issue a Guaranty Agreement as collateral for the Debt Securities, provided approval of the final terms thereof have been duly authorized by appropriate corporate or entity action, and, assuming that the Guaranty Agreement has been duly executed and delivered by the Guarantor, the Guaranty Agreement will constitute valid and legal binding obligations to the Guarantor, entitled to the benefits of and subject to the terms and limitations in the Indentures.

Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of Guarantor, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

We are expressing no opinion as to any obligations that parties other than Guarantor may have under or in respect of the Guarantee of the Debt Securities covered by the Registration Statement or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to a reference to this firm under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lashly & Baer, P.C.

Lashly & Baer, P.C.